                         AMENDMENT TO CUSTODY AGREEMENT


         Amendment made as of this 17th day of April, 1996 by and between Dean Witter Intermediate Term US Treasury Trust (the "Fund") and The Bank of New York (the "Custodian") to the Custody Agreement between the Fund and the Custodian dated September 18, 1995 (the "Custody Agreement"). The Custody Agreement is hereby amended as follows:

         Article XV Section 8 of the Custody Agreement shall be deleted and be replaced by Sections 8.(a), 8.(b) and 8.(c) as set forth below:

         "8. (a) The Custodian will use reasonable care with respect to its obligations under this Agreement and the safekeeping of Securities and moneys owned by the Fund. The Custodian shall indemnify the Fund against and save the Fund harmless from all liability, claims, losses and demands whatsoever, including attorneys' fees, howsoever arising or incurred as the result of the failure of a subcustodian which is a banking institution located in a foreign country and identified on Schedule A attached hereto (each, a "Subcustodian") to exercise reasonable care with respect to the safekeeping of such Securities and moneys to the same extent that the Custodian would be liable to the Fund if the Custodian were holding such securities and moneys in New York. In the event of any loss to the Fund by reason of the failure of the Custodian or a Subcustodian to utilize reasonable care, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages, to be determined based on the market value of the Securities and moneys which are the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances.

         8. (b) The Custodian shall not be liable for any loss which results from (i) the general risk of investing, or (ii) investing or holding Securities and moneys in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; or market conditions which prevent the orderly execution of securities transactions or affect the value of Securities or moneys.

         8. (c) Neither party shall be liable to the other for any loss due to forces beyond its control including, but not limited to, strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God."

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective Officers, thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.


                                   DEAN WITTER INTERMEDIATE U.S. TREASURY TRUST


[SEAL]                                                By: /s/ David A. Hughey
                                                         --------------------

Attest:

/s/ Robert M. Scanlan
---------------------

                                                      THE BANK OF NEW YORK


[SEAL]                                                By: /s/ Steve Grunston
                                                         -------------------

Attest:


/s/ Vincent M. Bkizewicz
------------------------

                                   SCHEDULE A


COUNTRY/MARKET                    SUBCUSTODIAN
--------------                    ------------

Argentina                         The Bank of Boston
Australia                         ANZ Banking Group Limited
Austria                           Girocredit Bank AG
Bangladesh*                       Standard Chartered Bank
Belgium                           Banque Bruxelles Lambert
Botswana*                         Stanbic Bank Botswana Ltd.
Brazil                            The Bank of Boston
Canada                            Royal Trust/Royal Bank of Canada
Chile                             The Bank of Boston/Banco de Chile
China                             Standard Chartered Bank
Colombia                          Citibank, N.A.
Denmark                           Den Danske Bank
Euromarket                        CEDEL
                                  Euroclear
                                  First Chicago Clearing Centre
Finland                           Union Bank of Finland
France                            Banque Paribas/Credit Commercial de France
Germany                           Dresdner Bank A.G.
Ghana*                            Merchant Bank Ghana Ltd.
Greece                            Alpha Credit Bank
Hong Kong                         Hong Kong and Shanghai Banking Corp.
Indonesia                         Hong Kong and Shanghai Banking Corp.
Ireland                           Allied Irish Bank
Israel                            Israel Discount Bank
Italy                             Banca Commerciale Italiana
Japan                             Yasuda Trust & Banking Co., Lt.
Korea                             Bank of Seoul
Luxembourg                        Kredietbank S.A.
Malaysia                          Hong Kong Bank Malaysia Berhad
Mexico                            Banco Nacional de Mexico (Banamex)
Netherlands                       Mees Pierson
New Zealnad                       ANZ Banking Group Limited
Norway                            Den Norske Bank
Pakistan                          Standard Chartered Bank
Peru                              Citibank, N.A.
Philippines                       Hong Kong and Shanghai Banking Corp.
Poland                            Bank Handlowy w Warsawie
Portugal                          Banco Comercial Portugues
Singapore                         United Overseas Bank
South Africa                      Standard Bank of South Africa Limited
Spain                             Banco Bilbao Vizcaya
Sri Lanka                         Standard Chartered Bank

                                   SCHEDULE A


COUNTRY/MARKET                    SUBCUSTODIAN
--------------                    ------------

Sweden                            Skandinaviska Enskilda Banken
Switzerland                       Union Bank of Switerzland
Taiwan                            Hong Kong and Shanghai Banking Corp.
Thailand                          Siam Commercial Bank
Turkey                            Citibank, N.A.
United Kingdom                    The Bank of New York
United States                     The Bank of New York
Uruguay                           The Bank of Boston
Venezuela                         Citibank N.A.
Zimbabwe*                         Stanbic Bank Zimbabwe Ltd.



* Not yet 17(f) compliant